EXHIBIT 10.33

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (the “Agreement”), dated as of September 10, 2014, is entered into by and among SCO Capital Partners LLC, a Delaware limited liability company (“SCO Capital”), Beach Capital LLC, a New York limited liability company (“Beach”, and together with SCO Capital, each a “Series B Stockholder” and collectively, the “Series B Stockholders”), and Access Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Series B Stockholders currently own all of the issued and outstanding shares of the Company’s Series B Cumulative Convertible Preferred Stock, par value $0.01 per share, consisting of an aggregate of 1,000 shares (the “Series B Preferred Stock”), the terms of which are set forth in that certain Certificate of Designations, Rights and Preferences of the Series B Preferred Stock (the “Series B Certificate of Designation”);

WHEREAS, the Series B Preferred Stock contains certain preferential rights upon liquidation of the Company, including a liquidation preference currently equal to two times Stated Value (as such term is defined in the Series B Certificate of Designation);

WHEREAS, the terms of the Company’s Series A Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”) provide for a “Special Mandatory Conversion” (as such term is defined in the Certificate of Designations, Rights and Preferences of the Series A Preferred Stock, as amended (the “Series A Certificate of Designation”)) under specified circumstances set forth therein (a “Special Mandatory Conversion”);

WHEREAS, the Company filed a Registration Statement on Form S-1 with the Securities and Exchange Commission (“SEC”) on July 2, 2014 to register the sale of Company’s common stock, par value $0.01 per value (“Common Stock”) in connection with a potential public offering (the “Public Offering”);

WHEREAS, the Company believes that the simplification of the capital structure of the Company and removal of the liquidation preferences of the Series A Preferred Stock and Series B Preferred Stock, pursuant to the Special Mandatory Conversion of the Series A Preferred Stock and the repurchase and cancellation of the existing Series B Preferred Stock, would materially augment the Company’s ability to raise additional capital pursuant to the Public Offering and thereafter, in the best interests of the Company’s stockholders;

WHEREAS, provided that the Special Mandatory Conversion is consummated, the Company and the Series B Stockholders desire to cause all of the issued and outstanding Series B Preferred Stock to be exchanged for shares of Common Stock on the terms and subject to the conditions provided herein.

NOW, THEREFORE, for and in consideration of the premises and the mutual agreements, provisions and covenants herein contained the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Exchange of Series B Preferred Stock for Common Stock.  Subject to the terms of this Agreement including the satisfaction of the conditions to Closing set forth below, the Company hereby agrees to issue and sell to each Series B Stockholder, and each Series B

Stockholder hereby agrees to purchase, severally and not jointly, the number of shares of Common Stock calculated in accordance with Section 2 below (the “Exchange Shares”) in exchange for all of such Stockholder’s Series B Preferred Stock, as set forth opposite such Series B Stockholder’s name on Exhibit A together with any dividend rights of such Series B Preferred Stock (the “Exchange”).  The parties acknowledge and agree that neither the Company nor any Series B Stockholder shall be obligated to complete the Exchange unless the Special Mandatory Conversion is consummated prior thereto.

2.           Calculation of Amount of Exchange Shares.  The amount of Exchange Shares to be issued to each Series B Stockholder pursuant to the Exchange shall be the result of dividing (i) the Liquidation Preference (as defined in the Series B Certificate of Designation) of such Series B Stockholder’s Series B Preferred Stock as of the date of Closing, by (ii) the Conversion Value (as defined in the Series A Certificate of Designation) of the Series A Preferred Stock in effect at the time of the Special Mandatory Conversion.  For avoidance of doubt, such amounts shall ratably reflect and take into account the implementation of any reverse stock split or other similar adjustment implemented by the Company prior to or in conjunction with the Exchange.

3.           Closing; Exchange of Certificates.

a. The Exchange shall be deemed to have occurred (the “Closing”) immediately following the consummation of the Special Mandatory Conversion; provided that if the Special Mandatory Conversion takes place on or before October 26, 2014 then the Closing shall take place on October 27, 2014.

b. At the Closing (but no later than three (3) business days thereafter), (i) the Company will deliver to each Series B Stockholder a certificate representing the applicable number of Exchange Shares and (ii) each Series B Stockholder shall deliver to the Company the certificates representing all of such Series B Stockholder’s Series B Preferred Stock, duly endorsed to the Company.

c. Notwithstanding the foregoing or any other provision of this Agreement, this Agreement may (but shall not be required to) be terminated at the sole discretion of the Series B Stockholders, and shall thereupon be of no further force or effect, if the Closing has not occurred on or prior to February 15, 2015.

4.           Representations and Warranties of the Company.  The Company represents and warrants to each of the Series B Stockholders, on the date hereof and at Closing, as follows:

a.           Organization and Corporate Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has all requisite legal and corporate power to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement.

b.           Due Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated herein have been duly authorized by all necessary corporate and stockholder action.  This Agreement has been duly and validly executed and delivered by the Company, and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

c. No Conflicts.  The execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with, or constitute a default under any terms or provision of (i) the Company’s organizational documents, in each case as amended, (ii) any agreement, order or other instrument to which the Company is a party or by which it or any of its property is bound or affected and which may have a material adverse effect on the condition, financial or otherwise, or operations the Company or (iii) any order, writ, injunction or decree of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and to the knowledge of the Company, there exists no condition, event or act which constitutes, or which after notice, lapse of time or both could constitute, such a default.

d. Consent.  No consent or approval of, or filing with, any governmental authority or other person not a party hereto is required for the execution, delivery and performance by the Company of this Agreement or the consummation of the Exchange.

e. Due Issuance.  Upon delivery of the Exchange Shares as contemplated by Section 3 hereof, the Exchange Shares will be validly issued, fully paid and nonassessable, and each of the Series B Stockholders will acquire good and marketable title to its respective Exchange Shares, and will be the legal and beneficial owner of the Exchange Shares, free and clear of any lien, claim, pledge, security interest, restriction, encumbrance or other adverse claim.

f. Brokers Fees.  The Company has taken no action that would give rise to any claim by any person for commissions, finder’s fees or similar payments relating to this Agreement or the Exchange.

g. Absence of Litigation.  No proceedings relating to the Exchange or the Exchange Shares are pending or, to the knowledge of the Company, threatened before any court, arbitrator or administrative or governmental body that would adversely affect the Company’s right to issue the Exchange Shares to the Series B Stockholders.

5.           Representations and Warranties of the Series B Stockholders.  Each of the Series B Stockholders, severally and not jointly, represents and warrants to the Company, on the date hereof and at Closing, as follows:

a.           Organization and Power.  Each Series B Stockholder is a limited liability company duly organized, validly existing and in good standing under the laws of its state of organization.  Such Series B Stockholder has all requisite legal and corporate power to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement.

b.           Due Authorization.  This Agreement has been duly and validly executed and delivered by each Series B Stockholder, and constitutes a valid and binding agreement of each Series B Stockholder, enforceable against such Series B Stockholder in accordance with its terms.  The execution of this Agreement and the performance by each of the Series B

Stockholders of its obligations hereunder does not conflict with or violate any agreement to which any Series B Stockholder is a party or is bound or any law applicable to such Series B Stockholder.

c.           Investment Representations.  Each Series B Stockholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Exchange Shares, has independently evaluated the merits of the Exchange and has made an informed, independent investment decision with respect thereto.  The Series B Stockholders have been given the opportunity to examine all documents provided by, conduct due diligence and ask questions of, and to receive answers from the Company and its representatives concerning the terms and conditions of an investment in the Exchange Shares.  Each Series B Stockholder is acquiring the Exchange Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933 (the “Act”)) thereof in violation of the Act.  Each Series B Stockholder understands that the Exchange Shares have not been registered under the Act and cannot be sold unless subsequently registered under the Act or an exemption from such registration is available.  Each Series B Stockholder is an “accredited investor” within the meaning of Rule 501 of Regulation D of the SEC.

6.           Binding Effect; Assignment.  This Agreement is not assignable by any party, unless the prior written consent of the other parties hereto is obtained.  This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Company and its successors and permitted assigns with respect to the obligations of the Series B Stockholders under this Agreement, and to the benefit of each of the Series B Stockholders and their respective successors and permitted assigns with respect to the obligations of the Company under this Agreement.

7.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but together shall constitute one and the same instrument.  Any copy of this Agreement containing a facsimile signature page shall be deemed an original for all purposes.

8.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed within that State, without regard to the conflicts of laws principles thereof.

9.           Further Assurances.  The Company and each of the Series B Stockholders agree to execute and deliver, or otherwise provide, such other documents or agreements as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

10.           Survival.  The representations of the parties shall survive the Closing hereunder.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

COMPANY:

Access Pharmaceuticals, Inc.

By: /s/ Jeffrey B. Davis
Name:           Jeffrey B. Davis
Title:             CEO

SERIES B STOCKHOLDERS:

SCO Capital Partners LLC

By: /s/ Steven H. Rouhandeh
Name:           Steven H. Rouhandeh
Title:             Chairman

Beach Capital LLC

By: /s/ Steven H. Rouhandeh
Name:           Steven H. Rouhandeh
Title:             Chairman

EXHIBIT A

Name of Stockholder	Number of Series B Preferred Shares
SCO Capital Partners LLC	861.3899
Beach Capital LLC	138.6101
TOTAL:	1,000 Shares